Exhibit 10.2

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of July 2, 2020 (this “Loan and Security Modification Agreement”), by and between TechTarget, Inc., a Delaware corporation (“Borrower”), and Western Alliance Bank, an Arizona corporation (“Bank”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated December 24, 2018 by and between Borrower and Bank, and as may be amended from time to time (the “Loan and Security Agreement”).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.DESCRIPTION OF CHANGE IN TERMS.

A.Modification(s) to Loan and Security Agreement:

(1) The following definitions in Section 1.1 of the Loan and Security Agreement are added or amended and restated in their entirety to read as follows:

“Account Receivable” means those receivable Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon written notification thereof to Borrower in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Accounts Receivable shall not include the following:

(a)Accounts that the account debtor has failed to pay within ninety (90) days of invoice date including both domestic and foreign (other than Accounts that the account debtors are, or are owned or controlled by Persons that are:  (1) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (2) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation the Crimea Region of the Ukraine, Cuba, Iran, North Korea, Sudan, Syria and Venezuela);

(b)Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)Prebillings, prepaid deposits, retention billings, or progress billings (other than SaaS billings);

(f)Accounts with respect to which the account debtor is an Affiliate of Borrower;

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Exhibit 10.2

(g)Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h)Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)Accounts the collection of which Bank reasonably determines to be doubtful.

“Advance” or “Advances” means, individually or collectively, each Non-Formula Advance.

“Asset Coverage Ratio” means (a) the sum of (i) Borrower’s unrestricted cash and cash equivalents plus (ii) Borrower’s Accounts Receivable, divided by (b) all outstanding Obligations owed to Bank.

“Credit Extension” means each Advance, the Term Loan, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“LIBOR Rate” means, as of any date of determination, the greater of (a) the one (1) month London Interbank Offered Rate (“LIBOR”) which is identified and published by ICE Benchmark Administration for loans in United States dollars as obtained by Bank from Bloomberg Financial Service System (or, if no longer available, any similar or successor publication selected by Bank) as of such date, or (b) two percent (2.00%).  The LIBOR Rate shall initially be determined on the date of this Agreement and shall thereafter be adjusted on the first day of each applicable LIBOR period (unless otherwise as specified in this Agreement) to be the LIBOR determined by Bank to be in effect on such date.  If Bank determines (which determination shall be conclusive absent manifest error) that LIBOR ceases to exist or is no longer available, then commencing on the next reset date following the cessation of LIBOR, the interest rate hereunder shall be replaced with such alternate base rate and spread as agreed to by Borrower and Bank to be most comparable to the then-current interest rate, provided, if there is an industry-accepted successor base rate and spread, Borrower and Bank may agree to substitute such successor base rate and spread for the interest rate hereunder.

“Non-Formula Advance” or “Non-Formula Advances” is defined in Section 2.1(a)(i) of this Agreement.

“Overadvance” is defined in Section 2.7 of this Agreement.

“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Schedule;

(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation

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Exhibit 10.2

thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts Investments

(c)Any intercompany services agreements or Investments of Borrower in any Subsidiary in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time;

(d) Investments (i) among Borrowers, (ii) among Subsidiaries that are not Borrowers, (iii) by Borrower in a non-Borrower Subsidiary in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time, and (iv) by a Subsidiary that is not a Borrower in a Borrower, provided that if the Investment constitutes Indebtedness of the applicable Borrower to such Subsidiary, such Indebtedness shall be subject to an intercompany subordination agreement in form and substance satisfactory to Bank;

(e)Repurchased of common stock of Borrower under the terms of customary board-approved stock repurchase agreements to the extent permitted under Section 7.6;

(f)Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(g)Deposit and securities accounts maintained with banks and other financial institutions disclosed in the Schedule or to the extent expressly permitted under Section 6.7; and

(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Prime Rate” means the greater of 3.25% or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate.  Bank may price loans to its customers at, above or below the Prime Rate.   Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means Non-Formula Advances of up to Twenty Million Dollars ($20,000,000).

“Revolving Maturity Date” means July 2, 2022.

(2)Section 2.1 of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

2.1	Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)Revolving Advances.

(i)Non-Formula Advances.  Subject to and upon the terms and conditions of this Agreement, Borrower may request non-formula advances (each, a “Non-Formula Advance”, and

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Exhibit 10.2

collectively, the “Non-Formula Advances”) in an aggregate principal amount not to exceed the Revolving Line.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a)(i) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(a)(i) shall be immediately due and payable.  Borrower may prepay any Non-Formula Advances without penalty or premium.

(ii)Whenever Borrower desires an Advance, Borrower will notify Bank no later than 3:00 p.m. Eastern time, on the Business Day that the Advance is to be made.  Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (ii) by electronic mail, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit C hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(3)Section 2.3(a) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

(a)Interest Rates.

(i)Advances.  Except as set forth in Section 2.3(b), the Advances under the Revolving Facility shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one-quarter percent (0.25%) above the Prime Rate; provided that at no time shall the interest rate on Advances be less than three and one half percent (3.50%).

(ii)Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a floating per annum rate equal to one and three-eighths percent (1.375%) above the LIBOR Rate; provided, however, that if Bank determines (which determination shall be conclusive absent manifest error) that LIBOR ceases to exist or is no longer available, and Bank and Borrower are not able to agree on a successor base rate and spread, then commencing on the next reset date following the cessation of LIBOR, the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a floating per annum rate equal to one-eighth percent (0.125%) above the Prime Rate.

(4)Section 2.3(c) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

(c)Payments.  Interest hereunder on Advances shall be due and payable on the tenth (10th) calendar day of each month during the term hereof.  Interest hereunder on the Term Loan shall be due and payable in accordance with Section 2.2(b) hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.  All payments may be auto-debited from Borrower’s account with Bank.

(5)	Section 2.3(d) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

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Exhibit 10.2

(i)Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  In the event the LIBOR Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective monthly on the tenth (10th) day of each month, by an amount equal to the change in the LIBOR Rate as in effect on the immediately preceding Business Day.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(6)Section 2.4 of the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

2.4Crediting Payments.

(a)Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)Borrower hereby authorizes Bank to automatically deduct the amount of any loan payments from any deposit account(s) of Borrower with Bank, including without limitation the deposit account number ending with 9140, the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s).  Subject to any terms and conditions in the Loan Documents, Borrower or Bank may voluntarily terminate automatic payments at any time for any reason.

(7)Section 2.5(a) of the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

(a)Facility Fee.  On the Closing Date, a Facility Fee equal to Twenty-Five Thousand Dollars ($25,000), which shall be nonrefundable.  Borrowers shall pay to Bank on July 2, 2020 and on each anniversary of such date commencing on the first anniversary date of July 2, 2020, a facility fee in respect to the Revolving Line equal to Thirty Thousand Dollars ($30,000), each of which are fully earned and nonrefundable.

(8)The following Section 2.7 of the Loan Agreement is hereby added immediately following Section 2.6 therein:

2.7Overadvances.  If the aggregate amount of the outstanding Non-Formula Advances exceeds the Revolving Line, Borrower shall immediately pay to Bank, in cash, the amount of such excess (the “Overadvance”)

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Exhibit 10.2

(9)The following Section 3.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

3.2Conditions Precedent to All Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(j)timely receipt by Bank of the Revolving Advance Request Form, as provided in Section 2.1;

(k)the absence of any circumstance or circumstances that could have a Material Adverse Effect; and

(l)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

(10)Section 5.4 of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

5.4Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of any actual or imminent Insolvency Proceeding of any account debtor.

(11)Section 6.8 of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

6.8Financial Covenants.

(a)Asset Coverage Ratio.  At all times, an Asset Coverage Ratio, tested as of the end of each quarter, no less than 1.0 to 1.0.

(b)Maximum Leverage Ratio. Borrower shall maintain a Leverage Ratio of not more than 2.00 to 1.00, measured quarterly.

(12)Section 7.6 of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase its common stock subject to any repurchase program authorized by its Board of Directors as long as (i) an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and (ii) Borrower has total unrestricted cash at Bank of at least Ten Million Dollars ($10,000,000) before and after giving effect to such repurchase and factoring in unrestricted cash required to remain in compliance with the Asset Coverage Ratio.

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Exhibit 10.2

(13)	Exhibit B of the Loan and Security Agreement is amended and restated in its entirety to read as set forth on Exhibit B attached hereto.
(14)	The Loan and Security Agreement is hereby amended by adding Exhibit C attached hereto to the Loan and Security Agreement immediately following Exhibit B attached thereto.

3.CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, is has no defenses against the obligations to pay any amounts under the Indebtedness.  Each Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents.  Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Bank and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan and Security Agreement or the transactions contemplated thereby.  Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest.  The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.  The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

5.CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents.  Borrower represents and warrants that the representations and warranties contained in the Loan and Security Agreement are true and correct as of the date of this Loan and Security Modification Agreement, and that no Event of Default has occurred and is continuing.  Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement.  The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

6.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION.  This Loan and Security Modification Agreement constitutes a “Loan Document” as defined and set forth in the Loan and Security Agreement, and is subject to Sections 11 and 12 of the Loan and Security Agreement, which are incorporated by reference herein.

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Exhibit 10.2

7.CONDITIONS PRECEDENT.  As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)payment of a fully earned and non-refundable facility fee equal to $30,000.00 plus all Bank Expenses incurred through the date hereof;

(b)a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)a duly executed legal opinion of counsel to Borrower dated as of the date hereof;

(d)good standing certificate from the Borrower’s state of incorporation; and

(e)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

8.NOTICE OF FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

9.COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

[Signature page to follow]

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Exhibit 10.2

BORROWER: TechTarget, Inc., a Delaware corporation\ By: /s/ Daniel T. Noreck Name:Daniel T. Noreck Title: Chief Financial Officer	BANK: WESTERN ALLIANCE BANK, an Arizona corporation By:/s/ Chris Perkins Name:Chris Perkins Title:SVP

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Exhibit 10.2

Exhibit B

Compliance Certificate

TO:	WESTERN ALLIANCE BANK
FROM:	TechTarget, Inc.

The undersigned authorized officer of TechTarget, Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

10K	FYE within 90 days	Yes	No
10Q and Compliance Certificate	Quarterly, within 45 days of quarter-end	Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after the earlier of FYE or board approval	Yes	No

A/R & A/P Agings	Quarterly, within 45 days of quarter-end	Yes	No

Financial Covenant	Required	Actual	Complies

Asset Coverage Ratio	1.00:1.00	_____:1.00	Yes	No

Maximum Leverage Ratio	No more than 2.00:1.00	_____:1.00	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

_________________________________________	Verified:
SIGNATURE	AUTHORIZED SIGNER

_________________________________________	Date:
TITLE
Compliance Status	Yes No
_________________________________________
DATE

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Exhibit 10.2

Exhibit C

REVOLVING ADVANCE REQUEST

(To be submitted no later than 3:00 PM Eastern to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Date:

From:	TechTarget, Inc.

Borrower's Name

Authorized Signature

Authorized Signer's Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the Revolving Advance as defined in the Loan and Security Agreement dated December 24, 2018, as amended.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

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